Exhibit 99
FOR IMMEDIATE RELEASE
March 25 2026

Cintas Corporation Announces
Fiscal 2026 Third Quarter Results

CINCINNATI, March 25 2026 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2026 third quarter ended February 28, 2026. Revenue for the third quarter of fiscal 2026 was $2.84 billion compared to $2.61 billion in last year’s third quarter, an increase of 8.9%. The organic revenue growth rate for the third quarter of fiscal 2026, which adjusts for the impacts of acquisitions and foreign currency exchange rate fluctuations, was 8.2%.

Gross margin for the third quarter of fiscal 2026 was $1.45 billion compared to $1.32 billion in last year’s third quarter, an increase of 9.8%. Gross margin as a percent of revenue was 51.0% for the third quarter of fiscal 2026, an all-time high, compared to 50.6% in last year's third quarter, an increase of 40 basis points.

Operating income for the third quarter of fiscal 2026 increased 8.2% to $659.9 million compared to $609.9 million in last year's third quarter. Operating income as a percent of revenue was 23.2% in the third quarter of fiscal 2026 compared to 23.4% in last year's third quarter. Operating income for last year's third quarter benefited from a $15.0 million gain on the sale of property and equipment, which was recorded in selling and administrative expenses.

Net income was $502.5 million for the third quarter of fiscal 2026 compared to $463.5 million in last year's third quarter, an increase of 8.4%. The third quarter of fiscal 2026 effective tax rate was 20.6% compared to 21.0% in last year's third quarter. The tax rates in both quarters were impacted by certain discrete items, primarily the tax accounting impact for stock-based compensation. Third quarter of fiscal 2026 diluted earnings per share (EPS) was $1.24 compared to $1.13 in last year's third quarter, an increase of 9.7%.

On March 13, 2026, Cintas paid an aggregate quarterly dividend of $180.0 million to shareholders. During the first nine months of fiscal 2026, Cintas has returned $1.45 billion in capital to its shareholders in the form of share buybacks and dividends.

Todd M. Schneider, Cintas’ President and Chief Executive Officer, stated “We delivered another successful quarter with record revenues and strong operating margins. Our 8.2% organic growth and all-time high gross margins in each of our three route-based businesses reflect the outstanding performance of our employee-partners and the clear impact of our investments in technology, capacity and talent. These results continue to showcase the strength and resilience of Cintas' value proposition."

Mr. Schneider concluded, "On March 10, 2026, Cintas entered into an agreement to acquire UniFirst Corporation. We are excited about the substantial value we expect to create for shareholders and customers through the UniFirst transaction and we look forward to welcoming UniFirst Team Partners to Cintas once we complete the transaction. As we enter into the final quarter of fiscal 2026, we are raising our full fiscal year financial guidance. We are raising our annual revenue expectations to a range of $11.21 billion to $11.24 billion and raising our adjusted diluted EPS to a range of $4.86 to $4.90. The adjusted EPS guide does not include the impact of non-recurring transaction expenses related to the UniFirst acquisition. Our diversified customer base, proven track record of execution and world-class employee-partners position us exceptionally well for continued growth. We remain committed to our balanced capital allocation strategy and delivering value for our shareholders and our customers."

Please note the following regarding the annual revenue guidance:
•Both fiscal year 2026 and fiscal year 2025 have the same number of workdays for the year and by quarter.
•Guidance excludes expected impacts from the pending UniFirst acquisition.
•Guidance does not assume any future acquisitions.
•Guidance assumes a constant foreign currency exchange rate.

Please note the following regarding the adjusted diluted EPS guidance:
•Fiscal year 2026 interest, net is expected to be approximately $101.0 million compared to $95.5 million in fiscal year 2025, primarily as a result of refinancing senior notes at a higher interest rate in the fourth quarter of fiscal 2025, as well as higher variable rate interest expense from commercial paper as a result of buyback activity during fiscal 2026. Expected interest, net may change as a result of debt activity or issuance of commercial paper related to future share buybacks or acquisition activity.
•Fiscal year 2026 effective tax rate is expected to be 20.0%, which is the same as fiscal year 2025.
•Our adjusted diluted EPS guidance does not include the impact of future share buybacks or significant economic disruptions or downturn.
•Adjusted diluted EPS guidance excludes estimated non-recurring transaction costs related to the UniFirst acquisition. Transaction costs related to the UniFirst acquisition incurred during fiscal year 2026 are estimated to have an impact on diluted EPS in a range of $0.03 to $0.04.

Cintas
Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, towels, restroom supplies, workplace water services, first aid and safety products, eye-wash stations, safety training, fire extinguishers, sprinkler systems and alarm service, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2026 third quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, including statements regarding our future business plans and expectations, and including the company's fiscal 2026 full-year guidance which involve risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. Forward-looking statements in this release include, but are not limited to, statements about the completion and the benefits of the transaction between Cintas and UniFirst (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.
The following Transaction-related factors, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Cintas and UniFirst; the outcome of any legal proceedings that may be instituted against Cintas or UniFirst; the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Cintas and UniFirst operate; any failure to promptly and effectively integrate the businesses of Cintas and UniFirst; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Cintas’ or UniFirst’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the Transaction; the dilution caused by Cintas’ issuance of additional shares of its capital stock in connection with the Transaction; changes in the trading price of Cintas’ or UniFirst’s capital stock; and the diversion of management’s attention and time to the Transaction from ongoing business operations and opportunities.
Additional important factors relating to Cintas that could cause actual results to differ from those in forward-looking statements include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; supply chain constraints and macroeconomic conditions, including inflationary pressures and higher interest rates; changes in global trade policies, tariffs, and other measures that could restrict international trade; fluctuations in costs of materials and labor, including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; Cintas' ability to meet its aspirations relating to sustainability opportunities, improvements and efficiencies; the cost, results and ongoing assessment of internal controls over financial reporting; the effect of new accounting pronouncements; risks associated with cybersecurity threats, including disruptions caused by the inaccessibility of computer systems data and cybersecurity risk management; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including global health pandemics; the amount and timing of repurchases of Cintas' common stock, if any; changes in global tax and labor laws; the reactions of competitors in terms of price and service and the other risks and contingencies detailed in Cintas’ most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.
Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made, except otherwise as required by law. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2025 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:
Scott A. Garula, Executive Vice President & Chief Financial Officer - 513-972-3867
Jared S. Mattingley, Vice President, Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	February 28, 2026	February 28, 2025	% Change
Revenue:
Uniform rental and facility services	$2,177,453	$2,021,144	7.7%
Other	663,991	588,015	12.9%
Total revenue	2,841,444	2,609,159	8.9%

Costs and expenses:
Cost of uniform rental and facility services	1,083,019	1,009,660	7.3%
Cost of other	309,969	280,158	10.6%
Selling and administrative expenses	788,552	709,488	11.1%

Operating income	659,904	609,853	8.2%

Interest income	(805)	(1,349)	(40.3)%
Interest expense	28,212	24,764	13.9%

Income before income taxes	632,497	586,438	7.9%
Income taxes	130,001	122,941	5.7%
Net income	$502,496	$463,497	8.4%

Basic earnings per share	$1.25	$1.14	9.6%

Diluted earnings per share	$1.24	$1.13	9.7%

Basic weighted average common shares outstanding	400,040	403,769
Diluted weighted average common shares outstanding	404,717	410,307

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Nine Months Ended
	February 28, 2026	February 28, 2025	% Change
Revenue:
Uniform rental and facility services	$6,423,919	$5,945,393	8.0%
Other	1,935,639	1,727,136	12.1%
Total revenue	8,359,558	7,672,529	9.0%

Costs and expenses:
Cost of uniform rental and facility services	3,216,790	3,004,875	7.1%
Cost of other	915,266	819,479	11.7%
Selling and administrative expenses	2,294,025	2,085,901	10.0%

Operating income	1,933,477	1,762,274	9.7%

Interest income	(3,880)	(3,561)	9.0%
Interest expense	80,449	77,048	4.4%

Income before income taxes	1,856,908	1,688,787	10.0%
Income taxes	367,929	324,762	13.3%
Net income	$1,488,979	$1,364,025	9.2%

Basic earnings per share	$3.70	$3.37	9.8%

Diluted earnings per share	$3.65	$3.31	10.3%

Basic weighted average common shares outstanding	401,622	403,568
Diluted weighted average common shares outstanding	406,836	410,492

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended		Nine Months Ended
	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025

Uniform rental and facility services gross margin	50.3%	50.0%	49.9%	49.5%
Other gross margin	53.3%	52.4%	52.7%	52.6%
Total gross margin	51.0%	50.6%	50.6%	50.2%
Net income margin	17.7%	17.8%	17.8%	17.8%

Reconciliation of Non-GAAP Financial Measures

The press release contains non-GAAP financial measures within the meaning of the rules promulgated by the U.S. Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides this additional non-GAAP financial measure of free cash flow. The Company believes that this non-GAAP financial measure is appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is shown in the table below.

Computation of Free Cash Flow

	Nine Months Ended
(In thousands)	February 28, 2026	February 28, 2025

Net cash provided by operations	$1,567,176	$1,525,587
Capital expenditures	(299,107)	(294,260)
Free cash flow	$1,268,069	$1,231,327

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA

(In thousands)	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Total
For the three months ended February 28, 2026
Revenue	$2,177,453	$346,823	$317,168	$2,841,444
Cost of sales	1,083,019	145,176	164,793	1,392,988
Gross margin	1,094,434	201,647	152,375	1,448,456
Selling and administrative expenses	573,409	114,306	100,837	788,552
Operating income	$521,025	$87,341	$51,538	$659,904

For the three months ended February 28, 2025
Revenue	$2,021,144	$301,759	$286,256	$2,609,159
Cost of sales	1,009,660	129,626	150,532	1,289,818
Gross margin	1,011,484	172,133	135,724	1,319,341
Selling and administrative expenses	522,001	100,600	86,887	709,488
Operating income	$489,483	$71,533	$48,837	$609,853

For the nine months ended February 28, 2026
Revenue	$6,423,919	$1,023,720	$911,919	$8,359,558
Cost of sales	3,216,790	434,303	480,963	4,132,056
Gross margin	3,207,129	589,417	430,956	4,227,502
Selling and administrative expenses	1,660,436	334,745	298,844	2,294,025
Operating income	$1,546,693	$254,672	$132,112	$1,933,477

For the nine months ended February 28, 2025
Revenue	$5,945,393	$893,693	$833,443	$7,672,529
Cost of sales	3,004,875	381,272	438,207	3,824,354
Gross margin	2,940,518	512,421	395,236	3,848,175
Selling and administrative expenses	1,532,238	294,377	259,286	2,085,901
Operating income	$1,408,280	$218,044	$135,950	$1,762,274

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands)

	February 28, 2026	May 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$183,204	$263,973
Accounts receivable, net	1,542,973	1,417,381
Inventories, net	450,501	447,408
Uniforms and other rental items in service	1,240,648	1,137,361
Prepaid expenses and other current assets	185,608	170,046
Total current assets	3,602,934	3,436,169

Property and equipment, net	1,716,864	1,652,474

Investments	407,138	339,518
Goodwill	3,499,028	3,400,227
Service contracts, net	286,746	309,828
Operating lease right-of-use assets, net	255,290	224,383
Other assets, net	465,721	462,642
	$10,233,721	$9,825,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$481,010	$485,109
Accrued compensation and related liabilities	209,995	229,538
Accrued liabilities	831,037	875,077
Income taxes, current	11,240	4,034
Operating lease liabilities, current	54,130	50,744
Debt due within one year	229,490	—
Total current liabilities	1,816,902	1,644,502

Long-term liabilities:
Debt due after one year	2,427,301	2,424,999
Deferred income taxes	507,608	471,740
Operating lease liabilities	207,266	178,738
Accrued liabilities	486,261	420,781
Total long-term liabilities	3,628,436	3,496,258

Shareholders’ equity:
Preferred stock, no par value: 100 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 1,700,000 shares authorized FY 2026: 779,263 issued and 400,015 outstanding FY 2025: 776,936 issued and 402,948 outstanding	2,807,548	2,593,479
Retained earnings	12,743,710	11,798,451
Treasury stock: FY 2026: 379,248 shares FY 2025: 373,988 shares	(10,839,028)	(9,791,838)
Accumulated other comprehensive income	76,153	84,389
Total shareholders’ equity	4,788,383	4,684,481
	$10,233,721	$9,825,241

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	February 28, 2026	February 28, 2025
Cash flows from operating activities:
Net income	$1,488,979	$1,364,025

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	237,034	225,714
Amortization of intangible assets and capitalized contract costs	145,074	142,011
Stock-based compensation	96,950	97,586
Gain on sale of property and equipment	—	(19,341)
Deferred income taxes	37,940	(7,286)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(124,798)	(158,761)
Inventories, net	(3,413)	(8,053)
Uniforms and other rental items in service	(101,861)	(60,502)
Prepaid expenses and other current assets and capitalized contract costs	(138,191)	(146,062)
Accounts payable	(4,213)	72,799
Accrued compensation and related liabilities	(19,573)	(4,562)
Accrued liabilities and other	(52,952)	47,617
Income taxes, current	6,200	(19,598)
Net cash provided by operating activities	1,567,176	1,525,587

Cash flows from investing activities:
Capital expenditures	(299,107)	(294,260)
Purchases of investments	(8,271)	(7,064)
Proceeds from sale of property and equipment	—	23,972
Acquisitions of businesses, net of cash acquired	(102,685)	(198,808)
Other, net	(88)	1,788
Net cash used in investing activities	(410,151)	(474,372)

Cash flows from financing activities:
Issuance of commercial paper, net	229,490	—
Proceeds from exercise of stock-based compensation awards	3,156	699
Dividends paid	(520,850)	(453,703)
Repurchase of common stock	(933,227)	(678,129)
Other, net	(17,542)	(14,879)
Net cash used in financing activities	(1,238,973)	(1,146,012)

Effect of exchange rate changes on cash and cash equivalents	1,179	(3,790)

Net decrease in cash and cash equivalents	(80,769)	(98,587)
Cash and cash equivalents at beginning of period	263,973	342,015
Cash and cash equivalents at end of period	$183,204	$243,428